Exhibit 99




Release Date:                                        Further Information:

IMMEDIATE RELEASE                                    David J. Bursic
August 14, 2007                                      President and
                                                     Chief Executive Officer
                                                              -or-
                                                     Pamela M. Tracy
                                                     Investor Relations
                                                     Phone: (412) 364-1913


                        WVS FINANCIAL CORP. TO REPURCHASE
                      UP TO 125,000 SHARES OF COMMON STOCK

         PITTSBURGH, PENNSYLVANIA--WVS Financial Corp. (NASDAQ:WVFC), the holding company for West View Savings Bank, announced today that the Company's Board of Directors authorized its Ninth Stock Repurchase Program. The Ninth Stock Repurchase Program will total 125,000 shares, or approximately 5.50% of the 2,271,885 shares expected to be outstanding upon completion of the current Eighth Stock Repurchase Program, and will commence upon completion of the current repurchase program. As of August 13, 2007, 10,520 shares remain to be repurchased under the current program as the Company has repurchased 114,480 shares.

         Repurchases are authorized to be made by the Company from time to time in open-market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and may be reserved for issuance pursuant to the Company's stock benefit plans.

         WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank which conducts business in the North Hills suburbs of Pittsburgh, Pennsylvania.

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